EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

July 29, 2013

Delaware Group Cash Reserve
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Cash Reserve Fund set forth below (the “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentage set forth below for the period July 29, 2013 through July 29, 2014.

Fund	Class	12b-1 Cap
Delaware Group Cash Reserve Fund	Class B	0.25%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman

Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Cash Reserve

By:	/s/ Patrick P. Coyne

Name: Patrick P. Coyne
Title: President
Date: July 29, 2013